UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 13, 2013

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	000-53945 (Commission File Number)	26-2875286 (IRS Employer Identification No.)
2901 Butterfield Road Oak Brook, Illinois 60523 (Address of Principal Executive Offices)
(630) 218-8000 (Registrant’s Telephone Number, Including Area Code)
N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item    7.01    Regulation FD Disclosure.

On November 13, 2013, Inland Diversified Real Estate Trust, Inc. (the “Company”) issued a letter to its stockholders regarding the suspension of the Company’s distribution reinvestment plan and the Company’s share repurchase program. A copy of the letter to stockholders is attached hereto as Exhibit 99.1, and is incorporated herein by reference.
Pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”), the information in this Item 7.01 disclosure, including Exhibit 99.1, and the information set forth therein, is deemed to have been furnished to, and shall not be deemed to be “filed” with, the SEC.
Item    8.01    Regulation FD Disclosure.

On November 13, 2013, the Company announced that its board of directors, including all of the Company’s independent directors, had voted to suspend the Company’s distribution reinvestment plan and the Company’s share repurchase program.
Beginning with the distributions previously authorized by the board of directors for the month of November 2013, which are payable in December 2013, all distributions authorized by the board of directors will be paid to the Company’s stockholders in cash. For IRAs and other qualified accounts, distributions will be paid to the stockholders’ trust company of record in cash. The suspension of the distribution reinvestment plan will not affect the payment of distributions to stockholders who previously received their distributions in cash.
As a result of the suspension of the share repurchase program, all repurchase requests received from stockholders and determined by the Company to be in good order on or before December 13, 2013 will be honored in accordance with the terms, conditions and limitations of the share repurchase program. The Company will not process or accept any requests for repurchase that are not in good order on or before that date. The Company expects to make payment for previously submitted and accepted repurchase requests as soon as reasonably practicable following the date of the repurchase.
Item     9.01    Financial Statements and Exhibits.

(d)	Exhibits
	99.1	Letter to Stockholders, dated November 13, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

Date:	November 13, 2013	By:	/s/ Steven T. Hippel
		Name:	Steven T. Hippel
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Letter to stockholders, dated November 13, 2013

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